Exhibit 99.1

FOR IMMEDIATE RELEASE

CURTISS-WRIGHT REPORTS 2009 FINANCIAL RESULTS
- - -
Free Cash Flow of $121 Million and Solid Backlog of $1.6 Billion
Provide Momentum For 2010

PARSIPPANY, NJ – February 15, 2010 – Curtiss-Wright Corporation (NYSE: CW) today reports financial results for the fourth quarter and full year ended December 31, 2009. The highlights are as follows:

Fourth Quarter 2009 Operating Highlights

•	Net sales decreased 1% to $503 million from $508 million in 2008;

•	Operating income of $58 million was essentially flat with 2008;

•	Net earnings increased 6% to $35 million, or $0.76 per diluted share, from $33 million, or $0.73 per diluted share, in 2008;

•	New orders were $444 million, down 4% compared to 2008; and

•	Free cash flow of $101 million increased 40% from $72 million in 2008.

Full Year 2009 Operating Highlights

•	Net sales decreased 1% to $1,810 million from $1,830 million in 2008;

•	Operating income decreased 14% to $169 million from $197 million in 2008;

•	Net earnings decreased 13% to $95 million, or $2.08 per diluted share, from $109 million, or $2.41 per diluted share, in 2008;

•

New orders were $1.7 billion, down 22% compared to 2008. The prior year included a large order in excess of $300 million for AP1000 nuclear power plants. At December 31, 2009, our backlog was $1.6 billion, down from $1.7 billion at December 31, 2008; and

•	Free cash flow of $121 million increased 59% from $76 million in 2008.

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“We are pleased to report that sales and net earnings were in line with our guidance, while free cash flow significantly exceeded our expectations. In addition, our year-end backlog of $1.6 billion provides momentum heading into 2010,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “Despite a challenging year and difficult economic environment, especially in our commercial businesses, we were largely able to offset the effects of the sluggish economy with our strategic diversification and strong performance in other key markets, most notably commercial power and defense which both grew 15% in 2009.”

“Our Motion Control segment in particular demonstrated solid execution, achieving robust organic operating income growth of 35% over 2008, excluding favorable foreign currency translation. However, this increase was not enough to offset the dramatic decline in our Metal Treatment segment and oil and gas businesses due to significant under-absorption of overhead costs resulting from a sharp decline in sales. While we cannot predict when the economic recovery will provide increased demand for our technologies, we continue to execute on our business restructuring and cost reduction programs which will enable us to opportunistically invest and better position ourselves for when the economy improves.”

Sales

Sales in the fourth quarter of 2009 decreased $5 million (or 1%) as compared to the prior year period. The sales change in the quarter consisted of a $17 million (or 3%) organic sales decrease, partially offset by $7 million of incremental revenues from our 2009 acquisitions of EST and Nu-Torque, as well as favorable foreign currency translation which increased sales $6 million. Organic sales were primarily impacted by our Flow Control and Metal Treatment segments, which declined 7% and 17%, respectively. These declines were partially offset by solid organic growth of 9% in our Motion Control segment. From a market perspective, our overall sales to commercial markets declined by 9% due to lower sales in our commercial power, oil and gas and general industrial markets. These declines were partially mitigated by strong overall sales growth in our defense markets of 12%, particularly aerospace defense.

Sales for the full year of 2009 were lower by $20 million (or 1%) as compared to 2008. The sales decline was driven by a decrease in organic sales of $37 million (or 2%), unfavorable foreign currency translation of $27 million and lower sales of $9 million due to the divestiture of two businesses in 2008 and 2009. Our 2008 and 2009 acquisitions, primarily VMetro, Mechetronics, EST, and Nu-Torque, contributed $52 million in sales during 2009. Our 2009 organic sales decrease was the result of a sharp decline in our Metal Treatment segment of $51 million (or 19%) in lower sales, partially offset by an increase in our Motion Control segment, which grew organically by $15 million (or 3%). Organic sales in our Flow Control segment were essentially flat. From a market perspective, our overall sales to commercial markets were lower by 10% despite strong double digit growth in our commercial power market, as continuing declines were experienced in our general industrial, oil and gas, and commercial aerospace markets. Our defense markets generated strong 15% growth, driven by naval and aerospace programs.

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Operating Income

Operating income of $58 million in the fourth quarter of 2009 was essentially flat with the fourth quarter of 2008. Our organic operating income increased $2 million (or 3%); however, this was offset by unfavorable foreign currency translation of $2 million. Acquisitions had a minimal impact on our fourth quarter operating income. Excluding foreign currency translation, our Motion Control segment generated $33 million of organic operating income, more than double from the prior year. However, this increase was negated by declines in our Flow Control and Metal Treatment segments of $7 million (or 17%) and $6 million (or 60%), respectively.

Our segment operating margin increased 90 basis points in the fourth quarter of 2009, excluding the impact of foreign currency translation which negatively impacted our operating margins by 50 basis points. In the fourth quarter of 2009, our organic businesses generated an operating margin of 12.2% as compared to 11.5% in the prior year period. The higher segment operating margin was due in part to cost reductions and business restructuring activities.

Non-segment operating costs of $12 million in the fourth quarter of 2009 increased by $1 million as compared with prior year period. The increase was mainly due to higher pension and legal costs, partially offset by lower foreign exchange transaction losses.

For the full year of 2009, operating income of $169 million decreased 14% as compared to the prior year period. The operating income change consisted of an organic decrease of $30 million (or 15%), operating losses on acquisitions of $5 million, partially offset by favorable foreign currency translation of $8 million. Excluding foreign currency translation, our Metal Treatment and Flow Control segments were lower organically by 57% and 14%, respectively. These declines were partially offset by strong growth of 35% in our Motion Control segment.

Our segment operating margin decreased 160 basis points in 2009, excluding the impact of foreign currency translation which had a positive impact on our operating margins of 60 basis points. In 2009, our organic businesses generated an operating margin of 9.3% as compared to 10.8% in the prior year period.

Non-segment operating costs in 2009 amounted to $24 million, an increase of $6 million from the prior year. The increase was mainly due to higher pension costs, partially offset by lower foreign exchange transaction losses.

Net Earnings

Net earnings for the fourth quarter of 2009 increased 6% from the comparable prior year period mainly due to a decrease in interest expense and a lower effective tax rate. The lower interest expense resulted from lower average borrowing rates, partially offset by higher average debt levels. The effective tax rate in the fourth quarter of 2009 and 2008 was 34.1% and 35.0%, respectively. The lower effective tax rate was mainly due to higher foreign research and development tax benefits that were realized in the fourth quarter of 2009 as compared to the prior year period.

Net earnings for the full year 2009 decreased 13% from the comparable prior year period. This decline was due to the lower operating income which was partially offset by lower interest

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expense and a lower effective tax rate of 34.4% in 2009 as compared to 35.3% in 2008. The lower interest expense and effective tax rate changes are discussed above and are the same as the fourth quarter.

Cash Flow

Our free cash flow, defined as cash flow from operations less capital expenditures, was $101 million and $121 million for the fourth quarter and full year 2009, respectively, as compared to $72 million and $76 million for the fourth quarter and full year 2008, respectively. Net cash provided by operating activities in the fourth quarter and full year increased $10 million and $17 million, respectively, from the prior year periods primarily as a result of improvements in working capital, specifically inventory and advanced payments. Capital expenditures were $15 million and $76 million for the fourth quarter and full year 2009, respectively, a decrease of $19 million and $28 million, respectively, as compared to the prior year periods. The decrease was primarily due to the completion of our new manufacturing facility expansion in Cheswick, PA.

Segment Performance

Flow Control – Sales for the fourth quarter of 2009 were $274 million, a decrease of 4% from the prior year. The sales decrease was due to lower organic sales of $21 million, partially offset by incremental sales of $7 million from our 2009 acquisitions of EST and Nu-Torque and favorable foreign currency translation of $2 million. Organic sales in our commercial markets decreased 14%, due in large part to lower commercial nuclear power revenues for the AP1000 program resulting from the timing of work completions, as well as the suspension of one of our domestic orders. In addition, we had lower sales in our oil and gas market due to delays in the timing of new order placement for our coker products due to tightening credit markets, reduced energy demand, and weak global economic conditions. Our defense market had solid organic sales growth of 9%, mainly related to our naval defense programs for the Ford class aircraft carriers, most notably our Electro-Magnetic Advanced Launching System (“EMALS”). In addition, our Virginia Class submarine development and production programs had increased sales due to the commencement of procurement for the ramp up in production from one to two submarines per year.

Operating income in the fourth quarter of 2009 amounted to $35 million, a decrease of 16% from the prior year, almost all of which was organic. Foreign currency translation had a minimal impact on operating income. Organic operating margin declined to 13.2% for the fourth quarter of 2009, a decrease of 150 basis points from the fourth quarter of 2008, mainly due to lower sales volumes and under-absorption of overhead costs in our oil and gas businesses, as well as changes in long-term contracts in both the current and prior year. These declines were somewhat mitigated by savings generated by our cost reduction and business restructuring activities.

Motion Control – Sales for the fourth quarter of 2009 were $176 million, an increase of 10% over the comparable prior year period. The sales increase was due to higher organic sales of $14 million (or 9%) and favorable foreign currency translation of $3 million. From a market perspective, both our defense and commercial markets experienced solid organic growth of 10% and 7%, respectively, as compared to the prior year period. The organic sales growth in defense was driven by strong growth in aerospace defense mainly due to increased demand for our electronic systems and embedded computing products on programs such as the Global Hawk, V-22, F-35 JSF, and the Blackhawk helicopter. Organic sales in our commercial markets, primarily commercial aerospace, were higher due in large part to increases on Boeing 737 and 747

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production due to the strike in the prior year fourth quarter, which negatively impacted the prior year results.

Operating income in the fourth quarter of 2009 amounted to $31 million, an increase of 88% over the prior year period. Organic operating income increased $16 million (or 101%), but was partially offset by unfavorable foreign currency translation of $1 million. Organic operating margin improved to 18.8% in the fourth quarter of 2009, an increase of 860 basis points from the fourth quarter of 2008, due to the higher sales volumes noted above and certain one-time adjustments recorded in the prior year quarter that did not recur in 2009, most notably the Eclipse asset write-off of approximately $4 million and $3 million of deferred contract costs due to a contract cancellation. In addition, the current year gross margins were positively impacted by favorable mix, which was partially due to termination claims that occurred in 2009 and lower expenses resulting from cost reduction and business restructuring efforts.

Metal Treatment – Sales for the fourth quarter of 2009 were $52 million, a decrease of $9 million (or 14%) as compared to the prior year period. Foreign currency translation had a $1 million favorable impact on sales for the fourth quarter of 2009. The weak global economic environment resulted in a reduction in demand across most of our primary service offerings, most notably shot peening, and all key markets, with the largest decrease in our general industrial market.

Operating income in the fourth quarter of 2009 amounted to $4 million, a decrease of $6 million (or 58%) from the prior period. Foreign currency translation had a minimal impact on operating income during the fourth quarter. Operating income and operating margin were negatively impacted by the under-absorption of overhead costs due to the sharply lower volumes, as compared to the prior year.

Full Year 2010 Guidance

The Company is providing its full year 2010 financial guidance as follows:

•	Total Sales	$1.80 - $1.85 billion

•	Operating Income	$176 - $183 million

•	Diluted Earnings Per Share	$2.15 - $2.25

•	Effective Tax Rate	33.5%

•	Diluted Shares Outstanding	46.5 million

•	Free Cash Flow	$75 - $85 million

(Free cash flow is defined as cash flow from operations less capital expenditures.)

Mr. Benante concluded, “We are cautiously optimistic that the global economy will improve in 2010 and anticipate sales and earnings per share to grow based upon our solid backlog, our key positions on long-term defense programs and the continuing demand for our advanced technologies that provide significant life cycle benefits for our customers. The beginning of the year will remain challenging as our economically sensitive businesses will not likely see any meaningful improvement until later in the year. However, our strong capitalization will enable us to actively pursue our strategic growth plan and, as the economic recovery gains momentum in 2010, our portfolio of highly engineered products will be well-positioned to benefit from increasing demand. Long-term, our diversification and emphasis on advanced technologies will continue to provide profound value across a broad spectrum of high performance markets.”

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The Company will host a conference call to discuss the 2009 results and 2010 guidance at 10:00 A.M. EST Tuesday February 16, 2010. A live webcast of the call can be heard on the Internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

(Tables to Follow)

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended December 31,		Change %	Twelve Months Ended December 31,		Change %
	2009	2008		2009	2008

Net sales	$502,777	$507,598	(0.9%)	$1,809,690	$1,830,140	(1.1%)
Cost of sales	329,903	335,013	(1.5%)	1,214,159	1,214,061	0.0%

Gross profit	172,874	172,585	0.2%	595,531	616,079	(3.3%)

Research & development expenses	14,497	12,807	13.2%	54,645	49,615	10.1%
Selling expenses	27,502	27,287	0.8%	106,187	107,308	(1.0%)
General and administrative expenses	72,680	74,518	(2.5%)	265,380	262,594	1.1%

Operating income	58,195	57,973	0.4%	169,319	196,562	(13.9%)

Other income, net	349	516	(32.4%)	1,006	1,585	(36.5%)
Interest expense	(5,661)	(7,675)	(26.2%)	(25,066)	(29,045)	(13.7%)

Earnings before income taxes	52,883	50,814	4.1%	145,259	169,102	(14.1%)
Provision for income taxes	18,036	17,803	1.3%	50,038	59,712	(16.2%)

Net earnings	$34,847	$33,011	5.6%	$95,221	$109,390	(13.0%)

Basic earnings per share	$0.77	$0.74		$2.10	$2.45

Diluted earnings per share	$0.76	$0.73		$2.08	$2.41

Dividends per share	$0.08	$0.08		$0.32	$0.32

Weighted average shares outstanding:
Basic	45,462	44,861		45,237	44,716
Diluted	45,941	45,403		45,695	45,374

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	December 31, 2009	December 31, 2008	Change
			$	%

Assets
Current Assets:
Cash and cash equivalents	$65,010	$60,705	$4,305	7.1%
Receivables, net	404,539	395,659	8,880	2.2%
Inventories, net	285,608	281,508	4,100	1.5%
Deferred income taxes	48,777	37,314	11,463	30.7%
Other current assets	33,567	26,833	6,734	25.1%

Total current assets	837,501	802,019	35,482	4.4%

Property, plant, & equipment, net	401,149	364,032	37,117	10.2%
Goodwill, net	648,452	608,898	39,554	6.5%
Other intangible assets, net	242,506	234,596	7,910	3.4%
Deferred income taxes	1,994	23,128	(21,134)	(91.4%)
Other assets	10,439	9,357	1,082	11.6%

Total Assets	$2,142,041	$2,042,030	$100,011	4.9%

Liabilities
Current Liabilities:
Short-term debt	$80,981	$3,249	$77,732	2392.5%
Accounts payable	129,880	140,954	(11,074)	(7.9%)
Accrued expenses	90,855	103,973	(13,118)	(12.6%)
Income taxes payable	4,212	8,213	(4,001)	(48.7%)
Deferred revenue	167,683	138,753	28,930	20.8%
Other current liabilities	50,708	56,542	(5,834)	(10.3%)

Total current liabilities	524,319	451,684	72,635	16.1%

Long-term debt	384,112	513,460	(129,348)	(25.2%)
Deferred income taxes	25,549	26,850	(1,301)	(4.8%)
Accrued pension & other postretirement benefit costs	120,930	125,762	(4,832)	(3.8%)
Long-term portion of environmental reserves	18,804	20,377	(1,573)	(7.7%)
Other liabilities	41,570	37,135	4,435	11.9%

Total Liabilities	1,115,284	1,175,268	(59,984)	(5.1%)

Stockholders’ Equity
Common stock, $1 par value	48,214	47,903	311	0.6%
Additional paid in capital	111,707	94,500	17,207	18.2%
Retained earnings	980,590	899,928	80,662	9.0%
Accumulated other comprehensive income	(19,605)	(72,551)	52,946	73.0%

	1,120,906	969,780	151,126	15.6%
Less: cost of treasury stock	94,149	103,018	(8,869)	(8.6%)

Total Stockholders’ Equity	1,026,757	866,762	159,995	18.5%

Total Liabilities and Stockholders’ Equity	$2,142,041	$2,042,030	$100,011	4.9%

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,

	2009	2008	Change %	2009	2008	Change %

Sales:
Flow Control	$274,455	$287,341	(4.5%)	$985,172	$971,744	1.4%
Motion Control	176,278	159,563	10.5%	621,038	594,376	4.5%
Metal Treatment	52,044	60,694	(14.3%)	203,480	264,020	(22.9%)

Total Sales	$502,777	$507,598	(0.9%)	$1,809,690	$1,830,140	(1.1%)

Operating Income:
Flow Control	$35,388	$42,008	(15.8%)	$92,721	$102,394	(9.4%)
Motion Control	30,658	16,275	88.4%	80,949	60,359	34.1%
Metal Treatment	4,465	10,706	(58.3%)	19,891	52,142	(61.9%)

Total Segments	70,511	68,989	2.2%	$193,561	214,895	(9.9%)
Corporate & Other	(12,316)	(11,016)	11.8%	(24,242)	(18,333)	32.2%

Total Operating Income	$58,195	$57,973	0.4%	$169,319	$196,562	(13.9%)

Operating Margins:
Flow Control	12.9%	14.6%		9.4%	10.5%
Motion Control	17.4%	10.2%		13.0%	10.2%
Metal Treatment	8.6%	17.6%		9.8%	19.7%
Total Curtiss-Wright	11.6%	11.4%		9.4%	10.7%

Segment Margins	14.0%	13.6%		10.7%	11.7%

Note: The 2008 segment financial data has been reclassified to conform with our 2009 financial statement presentation.

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Net Cash Provided by Operating Activities	$115,540	$105,046	$196,579	$179,821

Capital Expenditures	(14,617)	(33,146)	(75,643)	(103,657)

Free Cash Flow (1)	$100,923	$71,900	$120,936	$76,164

Cash Conversion (1)	290%	218%	127%	70%

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes that they are measurements of cash flow that are available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

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About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Parsippany, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 7,600 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

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Certain statements made in this release, including statements about future revenue, organic revenue growth, quarterly and annual revenue, net income, organic operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

Contact:	Alexandra M. Deignan
(973) 541-3734
adeignan@curtisswright.com